CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report date May 30, 2012 on the financial statements and financial highlights of the Merk Absolute Return Currency Fund and Merk Currency Enhanced U.S. Equity Fund, each a series of shares of beneficial interest in the Forum Funds. Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
December 31, 2012